Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of CSF Capital, LLC.

We consent to the inclusion in the Form S-1 Registration Statement of CSF Capital, LLC. of our report dated March 28, 2023, of the Balance sheet, and the related statements of operations, and cashflows for the years ended December 31, 2022, and 2021.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

December 13, 2023